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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ ]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   EDAP TMS S.A.
--------------------------------------------------------------------------------
      (Last)                         (First)              (Middle)

   Parc D'Activites La Poudrette - Lamartine

   4-6 Rue du Dauphine
--------------------------------------------------------------------------------
                                    (Street)

   69120 Vaulx-en-valin, France
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

    Urologix, Inc., ULGX
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

    12/31/01
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                             5.             6.
                                                             4.                              Amount of      Owner-
                                                             Securities Acquired (A) or      Securities     ship
                                                             Disposed of (D)                 Beneficially   Form:      7.
                                                             (Instr. 3, 4 and 5)             Owned at End   Direct     Nature of
                                  2.            3.           -----------------------------   of Issuer's    (D) or     Indirect
1.                                Transaction   Transaction                  (A)             Fiscal Year    Indirect   Beneficial
Title of Security                 Date          Code             Amount      or     Price    (Instr. 3      (I)        Ownership
(Instr. 3)                        (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                       10/30/01        S4            200,000      D      $15.00    425,000          I        Through
                                                                                                                       wholly-owned
                                                                                                                       subsidiaries
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        9.        10.
                                                                                                        Number    Owner-
                                                                                                        of        ship
                  2.                                                                                    Deriv-    of
                  Conver-                    5.                              7.                         ative     Deriv-    11.
                  sion                       Number of                       Title and Amount           Secur-    ative     Nature
                  or                         Derivative    6.                of Underlying     8.       ities     Secur-    of
                  Exer-                      Securities    Date              Securities        Price    Bene-     ity:      In-
                  cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct    direct
                  Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or    Bene-
1.                of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-       ficial
Title of          Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct    Owner-
Derivative        ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)       ship
Security          Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.   (Instr.
(Instr. 3)        ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)        4)
------------------------------------------------------------------------------------------------------------------------------------
Warrants          $7.725    6/5/01      S4         163,733   (1)    10/01/05   Common   163,733   $22.00     0      I        Through
(Right to buy)                                                                 Stock                                    wholly-owned
                                                                                                                        subsidiaries
------------------------------------------------------------------------------------------------------------------------------------
Warrants          $7.725    6/7/01      S4         163,733   (1)    10/01/05    Common  163,733   $21.20     0      I        Through
(Right to buy)                                                                  Stock                                   wholly-owned
                                                                                                                        subsidiaries
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:


(1) Immediately.



  /s/ Ian Vawter                                  February 13, 2002
 ------------------------------------             -----------------
  Ian Vawter                                            Date
  Chief Financial Officer


Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained
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